Exhibit 23.6

December 4, 2014

To the Board of Directors of

Metaldyne Performance Group Inc.

Plymouth, MI

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of ASP HHI Holdings, Inc. and subsidiaries (the “Company”), a subsidiary of and predecessor to Metaldyne Performance Group Inc., for the nine-month period ended September 29, 2013, and have issued our report dated November 14, 2014. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is being included in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Detroit, MI